Term sheet To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011 and product supplement no. 29-I dated August 31, 2012	Term Sheet to Product Supplement No. 29-I Registration Statement No. 333-177923 Dated August 28, 2014; Rule 433
Structured Investments	$ Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Common Stock of General Motors Company and the Common Stock of Ford Motor Company due September 15, 2017
General
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The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date for which the closing price of one share of each Reference Stock is greater than or equal to 70% of its Initial Stock Price, which we refer to as the Interest Barrier with respect to the relevant Reference Stock.  If the closing price of one share of each Reference Stock is greater than or equal to its Interest Barrier on any Review Date, investors will receive, in addition to the Contingent Interest Payment with respect to that Review Date, any previously unpaid Contingent Interest Payments for prior Review Dates. Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.

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Investors in the notes should be willing to accept the risk of losing some or all of their principal if a Trigger Event (as defined below) has occurred, the risks of owning the Lesser Performing Reference Stock and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates.  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

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The notes will be automatically called if the closing price of one share of each Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to its Initial Stock Price.  The earliest date on which an automatic call may be initiated, is December 12, 2014.

•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing September 15, 2017†
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The payment at maturity is not linked to a basket composed of the Reference Stocks individually.  Instead, the payment at maturity is linked to the performance of each of the Reference Stocks, as described below.

•	Minimum denominations of $1,000 and integral multiples thereof
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The terms of the notes as set forth in “Key Terms” below, to the extent they differ from or conflict with those set forth in the accompanying product supplement no. 29-I, supersede the terms set forth in product supplement no. 29-I.  In particular, if a Contingent Interest Payment is payable in connection with a Review Date, investors will receive the Contingent Interest Payment in connection with that Review Date, plus any previously unpaid Contingent Interest Payments for any prior Review Dates as set forth under “Key Terms — Contingent Interest Payments,” “Key Terms — Automatic Call” and “Key Terms — Payment at Maturity” below.  See “Supplemental Terms of the Notes” in this term sheet.

Key Terms
Reference Stocks:	As specified under “Key Terms Relating to the Reference Stocks” on page TS-1 of this term sheet
Contingent Interest Payments:
If the notes have not been automatically called and the closing price of one share of each Reference Stock on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $20.875* (equivalent to an interest rate of at least 8.35%* per annum, payable at a rate of at least 2.0875%* per quarter), plus any previously unpaid Contingent Interest Payments for any prior Review Dates.
If the Contingent Interest Payment is not paid on any Interest Payment Date, that unpaid Contingent Interest Payment will be paid on a later Interest Payment Date if the closing price of one share of each Reference Stock on the Review Date related to that later Interest Payment Date is greater than or equal to its Interest Barrier.  You will not receive any unpaid Contingent Interest Payments if the closing price of one share of either Reference Stock on each subsequent Review Date is less than its Interest Barrier.

Interest Barrier / Trigger Level:
With respect to each Reference Stock, an amount that represents 70% of its Initial Stock Price, as specified under “Key Terms Relating to the Reference Stocks” on page TS-1 of this term sheet (subject to adjustments)

Contingent Interest Rate:
At least 8.35%* per annum, payable at a rate of at least 2.0875%* per quarter, if applicable
*The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 8.35% per annum

Automatic Call:
If the closing price of one share of each Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to its Initial Stock Price, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date plus (c) any previously unpaid Contingent Interest Payments for any prior Review Dates, payable on the applicable Call Settlement Date.

Payment at Maturity:
If the notes have not been automatically called and a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date plus (c) any previously unpaid Contingent Interest Payments for any prior Review Dates.

If the notes have not been automatically called and a Trigger Event has occurred, at maturity you will receive the number of shares of the Lesser Performing Reference Stock equal to its Physical Delivery Amount (or, at our election, the Cash Value).  Fractional shares will be paid in cash.  The market value of the Physical Delivery Amount of the Lesser Performing Reference Stock or the Cash Value will most likely be less than the principal amount of your notes and may be zero.

If the notes have not been automatically called and a Trigger Event has occurred, you will most likely lose some or all of your principal amount at maturity.
Trigger Event:	A Trigger Event occurs if the Final Stock Price (i.e. the closing price on the final Review Date) of either Reference Stock is less than its Trigger Level
Pricing Date:	On or about September 12, 2014
Original Issue Date (Settlement Date):	On or about September 17, 2014
Review Dates†:
December 12, 2014, March 12, 2015, June 12, 2015, September 14, 2015, December 14, 2015, March 14, 2016, June 13, 2016, September 12, 2016, December 12, 2016, March 13, 2017, June 12, 2017 and September 12, 2017 (the “final Review Date”)

Interest Payment Dates†:
Notwithstanding anything to the contrary in the accompanying product supplement no. 29-I, the Interest Payment Dates will be December 17, 2014, March 17, 2015, June 17, 2015, September 17, 2015, December 17, 2015, March 17, 2016, June 16, 2016, September 15, 2016, December 15, 2016, March 16, 2017, June 15, 2017 and the Maturity Date

Call Settlement Date†:	If the notes are automatically called on any Review Date (other than the final Review Date), the first Interest Payment Date immediately following that Review Date
Maturity Date†:	September 15, 2017
CUSIP:	48127DYG7
Other Key Terms:	See “Additional Key Terms” in this term sheet
†
Subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Review Date” and “Description of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 29-I

Investing in the Auto Callable Contingent Interest Notes involves a number of risks.  See “Risk Factors” beginning on page PS-13 of the accompanying product supplement no. 29-I and “Selected Risk Considerations” beginning on page TS-[INSERT PAGE NUMBER] of this term sheet.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2)
J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $25.00 per $1,000 principal amount note.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-66 of the accompanying product supplement no. 29-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $956.50 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $940.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.
The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
August 28, 2014

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 29-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 29-I dated August 31, 2012.  This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 29-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 29-I dated August 31, 2012:
http://www.sec.gov/Archives/edgar/data/19617/000095010312004448/crt_dp32532-424b2.pdf

•	Prospectus supplement dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

•	Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Initial Stock Price:
With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Pricing Date, divided by the applicable Stock Adjustment Factor.  The Initial Stock Price of each Reference Stock is specified under “Key Terms Relating to the Reference Stocks” in this term sheet (subject to adjustments).

Final Stock Price:	With respect to each Reference Stock, the closing price of one share of that Reference Stock on the final Review Date
Physical Delivery Amount:
With respect to each Reference Stock, the number of shares of that Reference Stock per $1,000 principal amount note, equal to $1,000 divided by the Initial Stock Price of that Reference Stock, as specified under “Key Terms Relating to the Reference Stocks” below (subject to adjustments)

Cash Value:
The amount in cash equal to the product of (a) $1,000 divided by the Initial Stock Price of the Lesser Performing Reference Stock and (b) the Final Stock Price of the Lesser Performing Reference Stock, subject to adjustments

Stock Return:	With respect to each Reference Stock: (Final Stock Price – Initial Stock Price) Initial Stock Price
Stock Adjustment Factor:
For each Reference Stock, set initially at 1.0 on the Pricing Date and subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock.  See “General Terms of Notes — Additional Reference Stock Provisions — Anti-Dilution Adjustments” in the accompanying product supplement no. 29-I for further information.

Lesser Performing Reference Stock:	The Reference Stock with the Lesser Performing Stock Return
Lesser Performing Stock Return:	The lower of the Stock Returns of the Reference Stocks

JPMorgan Structured Investments —	TS-1
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Common Stock of General Motors Company and the Common Stock of Ford Motor Company

Key Terms Relating to the Reference Stocks

The Reference Stocks and the Bloomberg ticker symbol, the Initial Stock Price, the Interest Barrier, the Trigger Level and the Physical Delivery Amount of each Reference Stock are set forth below:

Reference Stock	Bloomberg Ticker Symbol	Initial Stock Price**	Interest Barrier**/Trigger Level**	Physical Delivery Amount*,††
Common stock of General Motors Company, par value $0.01 per share Common stock of Ford Motor Company, par value $0.01 per share	GM F

** To be provided in the pricing supplement, subject to adjustments
†† Fractional shares will be paid in cash.

Supplemental Terms of the Notes

Notwithstanding anything to the contrary in the accompanying product supplement no. 29-I:

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if the notes have not been automatically called and the closing price of one share of each Reference Stock is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment calculated in the manner described below, plus any previously unpaid Contingent Interest Payments for any prior Review Dates.  A “Contingent Interest Payment” for each $1,000 principal amount note is calculated as follows:  $1,000 × Contingent Interest Rate × 1/4.  For example, assuming that there are unpaid Contingent Interest Payments for two prior Review Dates (because the closing price of one share of either Reference Stock on each of those Review Dates is less than its Interest Barrier), if the closing price of one share of each Reference Stock on a Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date, for each $1,000 principal amount note, an aggregate amount of Contingent Interest Payments equal to $62.625 ($20.875 × 3 = $62.625).

If the Contingent Interest Payment is not paid on any Interest Payment Date (because the closing price of one share of either Reference Stock on the related Review Date is less than its Interest Barrier), that unpaid Contingent Interest Payment will be paid on a later Interest Payment Date but only if the closing price of one share of each Reference Stock on the Review Date related to that later Interest Payment Date is greater than or equal to its Interest Barrier.  You will not receive any unpaid Contingent Interest Payments if the closing price of one share of either Reference Stock on each subsequent Review Date is less than its Interest Barrier.  If the closing price of one share of either Reference Stock on each Review Date is less than its Interest Barrier, you will not receive any Contingent Interest Payments over the term of the notes;

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if the notes are automatically called on a Review Date, you will receive a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date plus (c) any previously unpaid Contingent Interest Payments for any prior Review Dates, payable on the applicable Call Settlement Date;

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If the notes have not been automatically called and a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date plus (c) any previously unpaid Contingent Interest Payments for any prior Review Dates; and

•	the following provisions will apply instead of the first paragraph of “General Terms of Notes — Payment upon an Event of Default” in the accompanying product supplement no. 29-I:

In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 principal amount note upon any acceleration of the notes will be determined by the calculation agent and will be an amount in cash equal to the amount payable at maturity per $1,000 principal amount note as described under “Key Terms — Payment at Maturity,” calculated as if the date of acceleration were (a) the final Review Date and (b) the Final Disrupted Review Date for the final Review Date (if the date of acceleration is a Disrupted Day), provided that any Contingent Interest Payment with respect to the final Review Date payable as a result of treating the date of acceleration as the final Review Date will be prorated based on the ratio of the actual number of days from and including the previous Interest Payment Date to but excluding the accelerated maturity date over the number of days from and including the previous Interest Payment Date to but excluding the next scheduled Interest Payment Date.

Selected Purchase Considerations

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QUARTERLY CONTINGENT INTEREST PAYMENTS — The notes offer the potential to earn a Contingent Interest Payment in connection with each quarterly Review Date of at least $20.875* per $1,000 principal amount note (equivalent to an interest rate of at least 8.35%* per annum, payable at a rate of at least 2.0875%* per quarter).  If the notes have not been automatically called and the closing price of one share of either Reference Stock on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date a Contingent Interest Payment for that Review Date plus any previously unpaid Contingent Interest Payments for any prior Review Dates.  If the closing price of one share of either Reference Stock on any Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.  You will not receive any unpaid Contingent

JPMorgan Structured Investments —	TS-2
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Common Stock of General Motors Company and the Common Stock of Ford Motor Company

Interest Payments if the closing price of one share of either Reference Stock on each subsequent Review Date is less than its Interest Barrier. If the closing price of one share of either Reference Stock on each Review Date is less than its Interest Barrier, you will not receive any Contingent Interest Payments over the term of the notes. If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

*The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 8.35% per annum

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POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing price of one share of each Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to its Initial Stock Price, your notes will be automatically called prior to the Maturity Date.  Under these circumstances, you will receive a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date plus (c) any previously unpaid Contingent Interest Payments for any prior Review Dates, payable on the applicable Call Settlement Date.

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THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN AUTOMATICALLY CALLED — If the notes have not been automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred.  However, if the notes have not been automatically called and a Trigger Event has occurred, you will most likely lose some or all of your principal amount at maturity.

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EXPOSURE TO EACH OF THE REFERENCE STOCKS — The return on the notes is linked to the Lesser Performing Reference Stock, which will be one of the two Reference Stocks.  For additional information see “Key Terms Relating to the Reference Stocks” and “The Reference Stocks” in this term sheet for more information.

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TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 29-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Tax Treatment as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. 29-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States).

In addition, notwithstanding the discussion under “Material U.S. Federal Income Tax Consequences — Tax Consequences to Non-U.S. Holders — Recent Legislation” in the accompanying product supplement, withholding under legislation commonly referred to as “FATCA” could apply to payments on the notes, and (if they are recharacterized, in whole or in part, as debt instruments) could also apply to payments of gross proceeds of sales of notes after December 31, 2016. You should consult your tax adviser regarding the potential application of FATCA to the notes.

Moreover, recently proposed Treasury regulations could impose a 30% (or lower treaty rate) withholding tax on amounts paid or deemed paid after December 31, 2015 that are treated as attributable to U.S.-source dividends on equities underlying financial instruments such as the notes. While it is not clear whether or in what form these regulations will be finalized, under recent Treasury guidance, these regulations would not apply to the notes.
In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld. If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

JPMorgan Structured Investments —	TS-3
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Common Stock of General Motors Company and the Common Stock of Ford Motor Company

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in either or both of the Reference Stocks.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 29-I dated August 31, 2012.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal.  If the notes have not been automatically called and a Trigger Event has occurred, you will receive the number of shares of the Lesser Performing Reference Stock equal to its Physical Delivery Amount (or, at our election, the Cash Value).  Fractional shares will be paid in cash.  The market value of the Physical Delivery Amount or the Cash Value will most likely be less than the principal amount of your notes and may be zero.  Accordingly, under these circumstances, you will most likely lose some or all of your principal amount at maturity.

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THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of each Reference Stock.  If the notes have not been automatically called, we will make a Contingent Interest Payment with respect to a Review Date (and will pay you any previously unpaid Contingent Interest Payments for any prior Review Dates) only if the closing price of one share of each Reference Stock on that Review Date is greater than or equal to its Interest Barrier.  If the closing price of one share of either Reference Stock on that Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made.  You will not receive any unpaid Contingent Interest Payments if the closing price of one share of either Reference Stock on each subsequent Review Date is less than the Interest Barrier.  Accordingly, if the closing price of one share of the Reference Stock on each Review Date is less than its Interest Barrier, you will not receive any interest payments over the term of the notes.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our creditworthiness or the credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

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THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of Contingent Interest Payments made on the notes may be less than the amount of Contingent Interest Payments that might have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive on the applicable Call Settlement Date $1,000 plus the Contingent Interest Payment applicable to the relevant Review Date plus any previously unpaid Contingent Interest Payments for any prior Review Dates.

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REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as approximately three months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

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THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION IN THE PRICE OF EITHER REFERENCE STOCK — The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any appreciation in the price of either Reference Stock, which may be significant.  You will not participate in any appreciation in the price of either Reference Stock.  Accordingly, the return on the notes may be significantly less than the return on a direct investment in either Reference Stock during the term of the notes.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 29-I for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, the Reference Stock issuers or providing advisory services to the Reference Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold either of the Reference Stocks. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

JPMorgan Structured Investments —	TS-4
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Common Stock of General Motors Company and the Common Stock of Ford Motor Company

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IF YOU RECEIVE SHARES OF THE LESSER PERFORMING REFERENCE STOCK AT MATURITY, THE VALUE OF THOSE SHARES MAY BE LESS ON THE MATURITY DATE THAN ON THE FINAL REVIEW DATE — If the notes have not been automatically called and (i) the Final Stock Price of either Reference Stock is less than its Initial Stock Price and (ii) a Trigger Event has occurred, at maturity you will receive the number of shares of the Lesser Performing Reference Stock equal to its Physical Delivery Amount (or, at our election, the Cash Value).  Under these circumstances, the value of the Physical Delivery Amount on the final Review Date will be less than $1,000 for each $1,000 principal amount note and could decrease further during the period between the final Review Date and the Maturity Date.  We will make no adjustments to the Physical Delivery Amount to account for any fluctuations in the value of the Physical Delivery Amount, and you will bear the risk of any decrease in the value of the Physical Delivery Amount between the final Review Date and the Maturity Date.

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YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE CLOSING PRICE OF ONE SHARE OF EACH REFERENCE STOCK — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Reference Stocks.  If the notes have not been automatically called, your payment at maturity is contingent upon the performance of each individual Reference Stock such that you will be equally exposed to the risks related to either of the Reference Stocks.  The performance of the Reference Stocks may not be correlated.  Poor performance by either of the Reference Stocks over the term of the notes may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by any other Reference Stock.  Accordingly, your investment is subject to the risk of decline in the closing price of one share of either Reference Stock.

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THE BENEFIT PROVIDED BY THE TRIGGER LEVEL MAY TERMINATE ON THE FINAL REVIEW DATE — If the Final Stock Price of either Reference Stock is less than its Trigger Level (i.e., a Trigger Event occurs) and the notes have not been automatically called, the benefit provided by the Trigger Level will terminate and you will be fully exposed to any depreciation in the closing price of one share of the Lesser Performing Reference Stock.  We refer to this feature as a contingent buffer.  Under these circumstances, if the Final Stock Price of the Lesser Performing Reference Stock is less than the Initial Stock Price, you will receive the number of shares of the Lesser Performing Reference Stock equal to its Physical Delivery Amount (or, at our election, the Cash Value).  The market value of the Physical Delivery Amount or the Cash Value will most likely be less than the principal amount of your notes and may be zero.  The Final Stock Price of each Reference Stock will be determined based on the closing price of one share of that Reference Stock on a single day near the end of the term of the notes.  In addition, the closing price of one share of either Reference Stock at other times during the term of the notes could be greater than or equal to the Trigger Level.  This difference could be particularly large if there is a significant decrease in the closing price of one share of either Reference Stock during the later portion of the term of the notes or if there is significant volatility in the closing price of one share of either Reference Stock during the term of the notes, especially on dates near the final Review Date.

•
YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LESSER PERFORMING REFERENCE STOCK — Because the payment at maturity will be determined based on the performance of the Lesser Performing Reference Stock, you will not benefit from the performance of the other Reference Stock.  Accordingly, if the notes have not been automatically called and a Trigger Event has occurred, you will lose some or all of your principal amount at maturity, even if the Final Stock Price of the other Reference Stock is greater than or equal to its Initial Stock Price.

•
JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors.  The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

•
JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set.  This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

•
JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the

JPMorgan Structured Investments —	TS-5
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Common Stock of General Motors Company and the Common Stock of Ford Motor Company

economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

•
THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period.  Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•
SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes.  As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the Maturity Date could result in a substantial loss to you.  See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•
SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the closing prices of one share of the Reference Stocks, including:

•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility in the prices of one share of the Reference Stocks;
•	the time to maturity of the notes;
•	whether the closing price of one share of each Reference Stock has been, or is expected to be, less than its Interest Barrier on any Review Date and whether a Trigger Event is expected to occur;
•	the existence of any unpaid Contingent Interest Payments;
•	the likelihood of an automatic call being triggered;
•	the dividend rates on the Reference Stocks;
•	the actual and expected positive or negative correlation among the Reference Stocks, or the actual or expected absence of any such correlation;
•	interest and yield rates in the market generally;
•	the occurrence of certain events affecting the issuer of a Reference Stock that may or may not require an adjustment to its Stock Adjustment Factor, including a merger or acquisition; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

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NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stocks, such as voting rights or dividend payments.  In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stocks and the notes.

•
NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks.  We have not independently verified any of the information about the Reference Stock issuers contained in this term sheet.  You should undertake your own investigation into the Reference Stocks and their issuers.  We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.

•
SINGLE STOCK RISK — The price of either Reference Stock can fall sharply due to factors specific to that Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

•
VOLATILITY RISK — Greater expected volatility with respect to either Reference Stock indicates a greater likelihood as of the Pricing Date that the closing price of one share of that Reference Stock could be less than its Interest Barrier on a Review Date and/or that a Trigger Event could occur.  A Reference Stock’s volatility, however, can change significantly

JPMorgan Structured Investments —	TS-6
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Common Stock of General Motors Company and the Common Stock of Ford Motor Company

over the term of the notes. The closing price of one share of either Reference Stock could fall sharply on any day during the term of the notes, which could result in your not receiving any Contingent Interest Payment or a significant loss of principal, or both.

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•
THE ANTI-DILUTION PROTECTION FOR EITHER REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting either Reference Stock.  However, the calculation agent will not make an adjustment in response to all events that could affect either Reference Stock.  If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.  You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

•
THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement.  In particular, each of JPMS’s estimated value and the Contingent Interest Rate will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this term sheet.  Accordingly, you should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the Contingent Interest Rate.

JPMorgan Structured Investments —	TS-7
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Common Stock of General Motors Company and the Common Stock of Ford Motor Company

What Are the Payments on the Notes, Assuming a Range of Performances for the Lesser Performing Reference Stock?

The following table illustrates the hypothetical payments on the notes in different hypothetical scenarios.  Each hypothetical payment set forth below assumes that the Lesser Performing Reference Stock is the common stock of General Motors Company and that the closing price of one share of the other Reference Stock on each Review Date is greater than or equal to its Initial Stock Price (and therefore its Interest Barrier and Trigger Level).  We make no representation or warranty as to which of the Reference Stocks will be the Lesser Performing Reference Stock for purposes of calculating your actual payment at maturity, if any, or as to what the closing price of one share of either Reference Stock will be on any Review Date.  In addition, the following table and examples assume an Initial Stock Price of $35 and an Interest Barrier and a Trigger Level of $24.50 (equal to 70% of the hypothetical Initial Stock Price) and a Contingent Interest Rate of 8.35% per annum (payable at a rate of 2.0875% per quarter).  The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 8.35% per annum.   Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Review Dates Prior to the Final Review Date			Final Review Date
Closing Price of Lesser Performing Reference Stock	Lesser Performing Reference Stock Appreciatio/ Depreciation at Review Date	Payment on Interest Payment Date or Call Settlement Date (1)(2)	Lesser Performing Reference Stock Return	Payment at Maturity If a Trigger Event Has Not Occurred (2)(3)	Payment at Maturity If a Trigger Event Has Occurred (2)(3)(4)	Total Value of Payment Received at Maturity If a Trigger Event Has Occurred (2)(3)(4)
$63.0000	80.00%	$1,020.875	80.00%	$1,020.875	$1,020.875	N/A
$59.5000	70.00%	$1,020.875	70.00%	$1,020.875	$1,020.875	N/A
$56.0000	60.00%	$1,020.875	60.00%	$1,020.875	$1,020.875	N/A
$52.5000	50.00%	$1,020.875	50.00%	$1,020.875	$1,020.875	N/A
$49.0000	40.00%	$1,020.875	40.00%	$1,020.875	$1,020.875	N/A
$45.5000	30.00%	$1,020.875	30.00%	$1,020.875	$1,020.875	N/A
$42.0000	20.00%	$1,020.875	20.00%	$1,020.875	$1,020.875	N/A
$40.2500	15.00%	$1,020.875	15.00%	$1,020.875	$1,020.875	N/A
$38.5000	10.00%	$1,020.875	10.00%	$1,020.875	$1,020.875	N/A
$36.7500	5.00%	$1,020.875	5.00%	$1,020.875	$1,020.875	N/A
$35.0000	0.00%	$1,020.875	0.00%	$1,020.875	$1,020.875	N/A
$33.2500	-5.00%	$20.875	-5.00%	$1,020.875	$20.875 + 28 shares of the Lesser Performing Reference Stock or the Cash Value	$970.875
$31.5000	-10.00%	$20.875	-10.00%	$1,020.875		$920.875
$28.0000	-20.00%	$20.875	-20.00%	$1,020.875		$820.875
$24.5000	-30.00%	$20.875	-30.00%	$1,020.875		$720.875

$24.4965	-30.01%	N/A	-30.01%	N/A	28 shares of the Lesser Performing Reference Stock or the Cash Value	$699.900
$21.0000	-40.00%	N/A	-40.00%	N/A		$600.000
$17.5000	-50.00%	N/A	-50.00%	N/A		$500.000
$14.0000	-60.00%	N/A	-60.00%	N/A		$400.000
$10.5000	-70.00%	N/A	-70.00%	N/A		$300.000
$7.0000	-80.00%	N/A	-80.00%	N/A		$200.000
$3.5000	-90.00%	N/A	-90.00%	N/A		$100.000
$0.0000	-100.00%	N/A	-100.00%	N/A		$0.000
(1)
The notes will be automatically called if the closing price of one share of either Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to its Initial Stock Price.

(2)
You will receive a Contingent Interest Payment in connection with a Review Date if the closing price of one share of each Reference Stock on that Review Date is greater than or equal to its Interest Barrier plus any previously unpaid Contingent Interest Payments for any prior Review Dates.  The applicable amount shown in the table above does not include any previously unpaid Contingent Interest Payments that may be payable on the applicable Interest Payment Date.

(3)	A Trigger Event occurs if the Final Stock Price of either Reference Stock (i.e., the closing price of one share of that Reference Stock on the final Review Date) is less than its Trigger Level.
(4)
If you receive the Physical Delivery Amount of the Lesser Performing Reference Stock, (a) any fractional shares are not included in the number of shares of the Lesser Performing Reference Stock payable at maturity in the table above and (b) the total value of payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how payments on the notes in different hypothetical scenarios are calculated.

Example 1: The closing price of one share of the Lesser Performing Reference Stock increases from the Initial Stock Price of $35 to a closing price of $42 on the first Review Date. Because the closing price of one share of the

JPMorgan Structured Investments —	TS-8
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Common Stock of General Motors Company and the Common Stock of Ford Motor Company

Lesser Performing Reference Stock on the first Review Date is greater than its Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the first Review Date.  In addition, because the closing price of one share of the Lesser Performing Reference Stock on the first Review Date is greater than its Initial Stock Price, the notes are automatically called.  Accordingly, the investor receives a payment of $1,020.875 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $20.875 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note.

Example 2: Contingent Interest Payments are not paid in connection with the first Review Date but are paid in connection with the second Review Date, the closing price of one share of the Lesser Performing Reference Stock is less than the Initial Stock Price of $35 on each of the Review Dates preceding the third Review Date and the closing price of one share of the Lesser Performing Reference Stock increases from the Initial Stock Price of $35 to a closing price of $42 on the third Review Date.  The investor receives a payment of $41.75 per $1,000 principal amount note on the second Interest Payment Date (reflecting the Contingent Interest Payment for the second Review Date and the unpaid Contingent Interest Payment for the first Review Date), but the notes have not been automatically called on any of the Review Dates preceding the third Review Date because the closing price of one share of the Lesser Performing Reference Stock is less than its Initial Stock Price on each of the Review Dates preceding the third Review Date.  Because the closing price of one share of the Lesser Performing Reference Stock on the third Review Date is greater than its Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the third Review Date.  In addition, because the closing price of one share of the Lesser Performing Reference Stock on the third Review Date is greater than its Initial Stock Price, the notes are automatically called.  Accordingly, the investor receives a payment of $1,020.875 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $20.875 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note.  As a result, the total amount paid on the notes over the term of the notes is $1,062.625 per $1,000 principal amount note.

Example 3: The notes have not been automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the closing price of one share of the Lesser Performing Reference Stock increases from the Initial Stock Price of $35 to a Final Stock Price of $42 — A Trigger Event has not occurred.  The investor receives a payment of $20.875 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date.  Because the notes have not been automatically called prior to maturity, a Trigger Event has not occurred and the Final Stock Price of the Lesser Performing Reference Stock is greater than its Interest Barrier, the investor receives at maturity a payment of $1,020.875 per $1,000 principal amount note.  This payment consists of a Contingent Interest Payment of $20.875 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note.  The total amount paid on the notes over the term of the notes is $1,250.50 per $1,000 principal amount note.  This represents the maximum total payment an investor may receive over the term of the notes.

Example 4: The notes have not been automatically called prior to maturity, Contingent Interest Payments are paid in connection with the second and fifth Review Dates but not paid in connection with any other Review Date and the closing price of one share of the Lesser Performing Reference Stock decreases from the Initial Stock Price of $35 to a Final Stock Price of $24.50 —  A Trigger Event has occurred.  The investor receives a payment of $41.75 per $1,000 principal amount note on the second Interest Payment Date (reflecting the Contingent Interest Payment for the second Review Date and the unpaid Contingent Interest Payment for the first Review Date) and $62.625 per $1,000 principal amount note on the fifth Interest Payment Date (reflecting the Contingent Interest Payment for the fifth Review Date and the unpaid Contingent Interest Payments for the third and fourth Review Dates).  Because the notes have not been automatically called prior to maturity, a Trigger Event has not occurred and the Final Stock Price of the Lesser Performing Reference Stock is equal to its Interest Barrier, even though the Final Stock Price of the Lesser Performing Reference Stock is less than its Initial Stock Price, the investor receives at maturity a payment of $1,146.125 per $1,000 principal amount note.  This payment consists of Contingent Interest Payments of $146.125 per $1,000 principal amount note (reflecting the Contingent Interest Payment for the final Review Date and the unpaid Contingent Interest Payments for the sixth through eleventh Review Dates) and repayment of principal equal to $1,000 per $1,000 principal amount note.  The total amount paid on the notes over the term of the notes is $1,250.50 per $1,000 principal amount note.  This represents the maximum total payment an investor may receive over the term of the notes

Example 5: The notes have not been automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date, and the closing price of one share of the Lesser Performing Reference Stock decreases from the Initial Stock Price of $35 to a Final Stock Price of $14 — A Trigger Event has occurred.  The investor receives a payment of $20.875 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date.  Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Final Stock Price of the Lesser Performing Reference Stock is less than its Interest Barrier, the investor receives the Physical Delivery Amount of the Lesser Performing Reference Stock (or, at our election, the Cash Value) at maturity.  Because the Final Stock Price of the Reference Stock is $14, the total value of your payment at maturity, whether in cash or shares of the Reference Stock, is $400 per $1,000 principal amount note, calculated as follows:

($1,000 / $35) × $14 = $400

The total value of the payments on the notes over the term of the notes is $629.625 per $1,000 principal amount note.

JPMorgan Structured Investments —	TS-9
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Common Stock of General Motors Company and the Common Stock of Ford Motor Company

Example 6: The notes have not been automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date and the closing price of one share of the Lesser Performing Reference Stock decreases from the Initial Stock Price of $35 to a Final Stock Price of $10.50 — A Trigger Event has occurred.  Because the notes have not been automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date, a Trigger Event has occurred and the Final Stock Price of the Lesser Performing Reference Stock is less than its Interest Barrier, the investor receives no payments over the term of the notes, other than the Physical Delivery Amount of the Lesser Performing Reference Stock (or, at our election, the Cash Value) at maturity.  Because the Final Stock Price of the Reference Stock is $10.50, the total value of your payment at maturity, whether in cash or shares of the Reference Stock, is $300 per $1,000 principal amount note, calculated as follows:

($1,000 / $35) × $10.50 = $300

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	TS-10
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Common Stock of General Motors Company and the Common Stock of Ford Motor Company

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification.  Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC.  Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to SEC file number provided below, and can be accessed through www.sec.gov.  We do not make any representation that these publicly available documents are accurate or complete.  See “The Underlyings — Reference Stocks” on page PS-40 of the accompanying product supplement no. 29-I for more information.

General Motors Company (“General Motors”)

According to its publicly available filings with the SEC, General Motors designs, builds and sells cars, trucks and automobile parts worldwide and provides automotive financing services.  The common stock of General Motors, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of General Motors in the accompanying product supplement no. 29-I.  General Motors’ SEC file number is 001-34960.

Historical Information Regarding General Motors

The following graph sets forth the historical performance of the common stock of General Motors based on the weekly closing price of one share of the common stock of General Motors from November 18, 2010 through August 22, 2014.  The common stock of General Motors commenced trading on November 18, 2010, and therefore has a limited performance history.  The closing price of one share of the common stock of General Motors on August 27, 2014 was $34.71.  We obtained the closing prices below from Bloomberg Financial Markets, without independent verification.  The closing prices may have been adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of one share of the common stock of General Motors has experienced significant fluctuations.  The historical performance of the common stock of General Motors should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the common stock of General Motors on the Pricing Date or any Review Date, including the final Review Date.  We cannot give you assurance that the performance of the common stock of General Motors will result in the return of any of your principal amount or the payment of any interest.  We make no representation as to the amount of dividends, if any, that the common stock of General Motors will pay in the future.  In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of General Motors.

JPMorgan Structured Investments —	TS-11
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Common Stock of General Motors Company and the Common Stock of Ford Motor Company

Ford Motor Company (“Ford”)

According to its publicly available filings with the SEC, Ford manufactures and distributes automobiles and provides automotive financing.  The common stock of Ford, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Ford in the accompanying product supplement no. 4-I.  Ford’s SEC file number is 001-03950.

Historical Information Regarding General Motors

The following graph sets forth the historical performance of the common stock of Ford based on the weekly closing price of one share of the common stock of Ford from January 2, 2009 through August 22, 2014.  The closing price of one share of the common stock of Ford on August 27, 2014 was $17.36.  We obtained the closing prices below from Bloomberg Financial Markets, without independent verification.  The closing prices may have been adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of one share of the common stock of Ford has experienced significant fluctuations.  The historical performance of the common stock of Ford should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the common stock of Ford on the Pricing Date or any Review Date, including the final Review Date.  We cannot give you assurance that the performance of the common stock of Ford will result in the return of any of your principal amount or the payment of any interest.  We make no representation as to the amount of dividends, if any, that the common stock of Ford will pay in the future.  In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Ford.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.   For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”  The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced

JPMorgan Structured Investments —	TS-12
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Common Stock of General Motors Company and the Common Stock of Ford Motor Company

by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits.  See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “What Are the Payments on the Notes, Assuming a Range of Performances for the Lesser Performing Reference Stock?” and “Hypothetical Examples of Amounts Payable on the Notes” in this term sheet for an illustration of the risk-return profile of the notes and “The Reference Stocks” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this term sheet, the first and second paragraphs of the section entitled “Use of Proceeds and Hedging” on page PS-39 of the accompanying product supplement no. 29-I are deemed deleted in their entirety.  Please refer instead to the discussion set forth above.

JPMorgan Structured Investments —	TS-13
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Common Stock of General Motors Company and the Common Stock of Ford Motor Company